UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2009, Andrew J. Tavi informed the Board of Directors (the “Board”) of Noble International, Ltd. (the “Company”) that, effective June 1, 2009, he is resigning as Chief Executive Officer, General Counsel and Secretary of the Company to take another position of employment.

On May 22, 2009, the Board appointed Richard P. McCracken, 61, to serve as Chief Executive Officer upon the effectiveness of Mr. Tavi’s resignation. Mr. McCracken is, and will continue to serve as, a director and the Chairman of the Board. He will receive an annual salary of $400,000 but will not receive any additional fees as a member of the Board.

Mr. McCracken has served as a director and the Chairman of the Board since 2008. He has been a private consultant specializing in divestitures, acquisitions and operating efficiencies since 2004. From 2000 until 2004 Mr. McCracken served as Alcoa’s vice president of finance in the packaging, consumer and distribution group. He also served as a director of Integris Metals, a business venture between Alcoa’s and BHP Billiton’s metal distribution companies. During his tenure as vice president of Finance at Alcoa, Mr. McCracken provided financial, IT and strategic leadership and direction to seven business units with an excess of 100 operating locations, average revenues over $4 billion and cash flow in excess of $300 million.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Chief Executive Officer

May 28, 2009